Rule 424(b)(3)
                                                             File Nos. 333-83542
                                                                   and 333-65597

PRICING SUPPLEMENT NO. 3, DATED SEPTEMBER 17, 2003
(To prospectus dated March 14, 2002, as supplemented by prospectus supplements dated March 20, 2002 and March 25, 2002)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION

MEDIUM-TERM NOTES, SERIES D, as follows:

Principal Amount: $ 24,000,000

Citigroup Global Markets Inc.*      $ 8,000,000
J.P. Morgan Securities Inc.           8,000,000
Banc One Capital Markets, Inc.        8,000,000
                                    -----------

                  Total             $24,000,000

Issue Price: 100%

Settlement Date (Original Issue Date): September 23, 2003

Maturity Date (Stated Maturity): September 23, 2010

Type of Note:

      |X|   Fixed Rate Note

      |_|   Zero Coupon Note

Form:

      |X|   Book-Entry

      |_|   Definitive Certificates

Authorized denominations: $1,000 and integral multiples thereof

CUSIP No: 15361G AJ 4

Interest Rate: 4.33 % per annum

Interest Payment Dates: January 1 and July 1, and at maturity

Record Dates: December 15 and June 15

Initial Interest Payment Date: January 1, 2004

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*     Formerly Salomon Smith Barney Inc.

Redemption Terms (at option of the issuer):

      |X|   Not redeemable prior to Stated Maturity

      |_|   Redeemable in accordance with the following terms:

Repayment Terms (at option of the holder):

      |X|   Not repayable prior to Stated Maturity

      |_|   Repayable in accordance with the following terms:

Sinking Fund Provisions:

      |X|   None

      |_|   Applicable in accordance with the following terms:

Agents: Citigroup Global Markets Inc.
        J.P. Morgan Securities Inc.
        Banc One Capital Markets, Inc.

Agent acting in capacity indicated below:

      |X|   As Agents

      |_|   As Principals

The notes are being offered at the Issue Price set forth above.

Agents' Commissions (based on amounts placed) as follows:

     Citigroup Global Markets Inc.           $     48,000.00 (.600%)
     J.P. Morgan Securities Inc.             $     48,000.00 (.600%)
     Banc One Capital Markets, Inc.          $     48,000.00 (.600%)

Net proceeds to issuer (before expenses):    $ 23,856,000.00

Additional Terms: None

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.